SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)



		               Amendment No. 3

                                FreeSeas Inc.
                                 --------------
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    Y26496102
                                    ---------
                                 (CUSIP Number)

                                 Paul D. Sonkin
                           Hummingbird Management, LLC
                    (f/k/a Morningside Value Investors, LLC)
                           460 Park Avenue, 12th Floor
                            New York, New York 10022
                            ------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                January 17, 2007
                                -----------------
             (Date of Event Which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box /_/.

     Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.



--------
1   The  remainder  of this  cover  page  shall be filled  out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


------------------------                            ----------------------------
CUSIP No. Y26496102                13D/A                    Page 2 of 11 Pages
------------------------                            ----------------------------

================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Management, LLC
                    (f/k/a Morningside Value Investors, LLC)
                               IRS No. 13-4082842
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    467,296
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               467,296
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     467,296
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     7.4%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO

================================================================================

------------------------                            ----------------------------
CUSIP No. Y26496102                13D/A                   Page 3 of 11 Pages
------------------------                            ----------------------------

================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Paul D. Sonkin
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    467,296
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               467,296
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     467,296
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     7.4%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     OO


================================================================================

------------------------                            ----------------------------
CUSIP No. Y26496102                13D/A                      Page 4 of 11 Pages
------------------------                            ----------------------------

================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Capital, LLC
                    (f/k/a Morningside Capital,  LLC)

--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    467,296
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               467,296
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     467,296 (1)
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     7.4%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     OO


================================================================================

------------------------                            ----------------------------
CUSIP No. Y26496102                13D/A                      Page 5 of 11 Pages
------------------------                            ----------------------------

================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Value Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   189,537
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               189,537
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     189,537
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     LP

================================================================================

------------------------                            ----------------------------
CUSIP No. Y26496102                13D/A                      Page 6 of 11 Pages
------------------------                            ----------------------------

================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Microcap Value Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    189,214
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               189,214
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     189,214(1)
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     LP


================================================================================

------------------------                            ----------------------------
CUSIP No. Y26496102                13D/A                      Page 7 of 11 Pages
------------------------                            ----------------------------

================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Concentrated Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    88,545
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               88,545
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     88,545
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.4%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     LP


------------------------                            ----------------------------
CUSIP No. Y26496102                13D/A                      Page 8 of 11 Pages
------------------------                            ----------------------------

  AMENDMENT NO. 3 TO SCHEDULE 13D

         This Amendment No. 3, dated February 5, 2007 to Schedule 13D is filed by the Reporting Persons and amends the Schedule the 13D as previously filed by the Reporting Persons with the Securities and Exchange Commission January 10, 2007 (the "Schedule 13D"),relating to the common
Stock, (the "Common Stock") of FreeSeas, Inc. a corporation domiciled in
Greece.

Items 3 and 5 are hereby amended and restated, as follows:


ITEM 3    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          As of February 5, 2007, Hummingbird has caused HVF, Microcap Fund and Concentrated Fund, to invest approximately $1,005,789, $1,004,716 and $399,239, respectively, in the Shares of the Issuer using their respective working capital.


ITEM 5    INTEREST IN SECURITIES OF THE ISSUER

          (a) As investment manager of HVF and Microcap Fund, Hummingbird may be deemed to have the sole voting and investment authority over the Shares owned by HVF, Microcap Fund, and Concentrated Fund, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3"), may be deemed to be the beneficial owner of 467,296 Shares representing approximately 7.4% of the outstanding shares of the Issuer calculated on the basis of 6,290,100 common stock outstanding as of November 15, 2006, as disclosed in the issuer's Form 6-K and filed with the SEC on December 1, 2006. Hummingbird disclaims any beneficial ownership of the Shares covered by this Statement.

          HC, as the general partner of each of HVF, Microcap Fund, and Concentrated Fund, Hummingbird may be deemed to have the sole voting and investment authority over the Shares owned by HVF and Microcap Fund,for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3"), may be deemed to be the beneficial owner of 467,296 Shares representing approximately 7.4% of the outstanding shares of the Issuer calculated on the basis of 6,290,100 common stock outstanding as of November 15, 2006, as disclosed in the issuer's Form 6-K and filed with the SEC on December 1, 2006. Hummingbird disclaims any beneficial ownership of the Shares covered by this Statement.

          HVF is the beneficial owner of 189,214 Shares or 3.0% of the outstanding shares of the Issuer.

          Microcap Fund is the beneficial owner of 189,214 Shares or 3.0% of the outstanding shares of the Issuer.

          Concentrated Fund is the beneficial owner of 88,545 Shares or 1.4% of the outstanding shares of the Issuer.



------------------------                            ----------------------------
CUSIP No. Y26496102                13D/A                     Page 9 of 11 Pages
------------------------                            ----------------------------

             Hummingbird caused HVF to effect transactions in the common stock during the past 60 days as set forth below:


                                              AMOUNT OF
   DATE              TYPE                      SHARES         PRICE/SHARE
   ----              ----                      ------         -----------
12/22/2006	open market purchase		 1,200		2.965
12/27/2006	open market purchase		   300		3.352
12/28/2006	open market purchase		   800		3.010
12/29/2006	open market purchase		   900		2.938
1/8/2007	open market purchase		   500		3.260
12/22/2006	open market sale		    50		3.040
1/9/2007	open market sale		33,876		4.389
1/11/2007	open market sale		 3,588		4.203
1/16/2007	open market sale		21,100		4.374
1/17/2007	open market sale		 9,600		4.729
1/18/2007	open market sale		 6,322		4.970
1/18/2007	open market sale		 4,059		5.027
1/22/2007	open market sale		 3,950		4.787
1/24/2007	open market sale		 2,500		4.871
1/25/2007	open market sale		 6,811		4.816
1/26/2007	open market sale		   150		4.809
1/30/2007	open market sale		 2,500		4.780
1/31/2007	open market sale		 1,500		4.729




             Hummingbird caused Microap Fund to effect transactions in the common stock during the past 60 days as set forth below:


                                              AMOUNT OF
   DATE              TYPE                      SHARES         PRICE/SHARE
   ----              ----                      ------         -----------
12/22/2006	open market purchase		 1,200		2.965
12/27/2006	open market purchase		   300		3.352
12/28/2006	open market purchase		   600		3.010
12/29/2006	open market purchase		   900		2.938
1/8/2007	open market purchase		   500		3.260
12/22/2006	open market sale		    50		3.040
1/9/2007	open market sale		33,828		4.389
1/11/2007	open market sale		 3,583		4.203
1/16/2007	open market sale		21,100		4.374
1/17/2007	open market sale		 9,600		4.729
1/18/2007	open market sale		 4,052		5.027
1/18/2007	open market sale		 6,312		4.970
1/22/2007	open market sale		 3,950		4.787
1/24/2007	open market sale		 2,500		4.871
1/25/2007	open market sale		 6,800		4.816
1/26/2007	open market sale		   150		4.809
1/30/2007	open market sale		 2,500		4.780
1/31/2007	open market sale		 1,500		4.729


------------------------                            ----------------------------
CUSIP No. Y26496102                13D/A                   Page 10 of 11 Pages
------------------------                            ----------------------------

Hummingbird caused Concentrated Fund to effect transactions in the common stock during the past 60 days as set forth below:


                                              AMOUNT OF
   DATE              TYPE                      SHARES         PRICE/SHARE
   ----              ----                      ------         -----------
12/28/2006	open market purchase		   600		3.010
1/9/2007	open market sale		17,264		4.389
1/11/2007	open market sale		 1,829		4.203
1/12/2007	open market sale		 4,628		4.253
1/16/2007	open market sale		10,356		4.374
1/17/2007	open market sale		 4,920		4.729
1/18/2007	open market sale		 1,989		5.027
1/18/2007	open market sale		 3,098		4.970
1/19/2007	open market sale		   167		5.000
1/24/2007	open market sale		 1,500		4.871
1/25/2007	open market sale		 3,389		4.816
1/26/2007	open market sale		 1,000		4.809
1/29/2007	open market sale		 1,100		4.809
1/30/2007	open market sale		 2,715		4.780
1/31/2007	open market sale		 1,500		4.729
2/1/2007	open market sale		 1,000		4.700
2/2/2007	open market sale		   501		4.700



           (d)         Inapplicable.

           (e)         Inapplicable.




------------------------                            ----------------------------
CUSIP No. Y26496102                13D                       Page 11 of 11 Pages
------------------------                            ----------------------------


ITEM 6 CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         None

ITEM 7   MATERIAL TO BE FILED AS EXHIBITS

         None


                                   SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated: February 5, 2007                 HUMMINGBIRD MANAGEMENT, LLC
                                   (f/k/a Morningside Value Investors, LLC)


                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member


                                    /s/ Paul D. Sonkin
                                   -------------------------------------
                                   PAUL D. SONKIN


                                   HUMMINGBIRD VALUE FUND, L.P.

                                   By: Hummingbird Capital, LLC

                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member

                                   HUMMINGBIRD MICROCAP VALUE
                                   FUND, L.P.

                                   By: Hummingbird Capital, LLC

                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member

                                   HUMMINGBIRD CONCENTRATED
                                   FUND, L.P.


                                   By: Hummingbird Capital, LLC

                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member



                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin

                                   HUMMINGBIRD CAPITAL, LLC
                                   (f/k/a Morningside Capital, LLC)


                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member


                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin